UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cullen/Frost Bankers, Inc.

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A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2010

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) will be held in the Commanders Room at The Frost National Bank (“Frost Bank”), 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 29, 2010, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect four nominees to serve as Class I Directors and four nominees to serve as Class II Directors for a one-year term that will expire at the 2011 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2010; and

3.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 5, 2010. A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for ten days prior to the Annual Meeting at our principal offices at 100 West Houston Street, Suite 1270, San Antonio, Texas. This list will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote:

1.	By Internet: go to www.cfrvoteproxy.com; or

2.	By phone: call 1-866-390-5375 (toll-free); or

3.	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other shareholder of record, please follow the voting instructions that you receive from the shareholder of record entitled to vote your shares.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STAN McCORMICK

Executive Vice President

Corporate Counsel and Secretary

Dated: March 19, 2010

.

i

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2010

INTRODUCTION

The Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) is soliciting proxies to be used at the Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held in the Commanders Room at The Frost National Bank (“Frost Bank”), 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 29, 2010 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 19, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS:

This Proxy Statement for the 2010 Annual Meeting of Shareholders and our 2009 Annual Report to Shareholders are available at www.cfrvoteproxy.com.

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2010 Annual Meeting of Shareholders and our 2009 Annual Report to Shareholders are available at our proxy materials website at http://www.cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 5, 2010 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 5, 2010, there were 60,304,503 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for all proposals listed on the proxy and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Shares for which votes are withheld, as well as abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees receiving the highest number of votes will be elected. In the election of Directors, votes may be cast “for” or “withhold authority” with respect to any or all nominees. Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote.

With respect to the other matters to be voted on at the Annual Meeting, including the ratification of Ernst & Young LLP to act as our independent auditors for the 2010 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting will be the act of the shareholders. In voting for these other matters, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against these other matters.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers, and instead must submit a so-called “broker non-vote” unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item. However, recent revisions to the NYSE rules, effective January 1, 2010, do not permit member brokers that do not receive instructions, to vote on the election of Directors. Thus, it is important that you cast a vote regarding the election of Directors.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Georgeson Inc. (“Georgeson”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Georgeson will receive a fee not to exceed $7,500.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

On February 1, 2008, the Board of Directors approved an amendment to Cullen/Frost’s Bylaws to provide for the declassification of the Board of Directors. As a result, the Class I Directors and Class II Directors who are standing for election at the 2010 Annual Meeting will be elected for one-year terms expiring at the 2011 Annual Meeting. The Class III Directors elected in the 2008 Annual Meeting were elected for three-year terms expiring at the 2011 Annual Meeting. The entire Board of Directors will be elected at the 2011 Annual Meeting and annually thereafter.

The following four Directors currently assigned to Class I have been nominated to serve for a new one-year term: Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. Patrick B. Frost, and Mr. David J. Haemisegger. Robert S. McClane, who is currently assigned to Class I, is not standing for re-election and will be retiring from the Board of Directors after the Annual Meeting. The following four Directors currently assigned to Class II have also been nominated to serve for a new one-year term: Mr. Richard W. Evans, Jr., Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III and Mr. Horace Wilkins, Jr. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The tables below provide information on each nominee, as well as each Director whose term continues after the meeting.

Nominees for One-Year Term Expiring in 2011 (Class I):

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent
Crawford H. Edwards	51	President, Cassco Land Co., Inc.	2005	337,238	(2)	0.56%
Ruben M. Escobedo	72	Certified Public Accountant	1996	35,778	(3)	0.06%
Patrick B. Frost.	50	President, Frost Bank, a Cullen/Frost subsidiary	1997	900,149	(4,5)	1.50%
David J. Haemisegger	56	President, NorthPark Management Company	2008	677		0.00%

Nominees for One-Year Term Expiring in 2011 (Class II):

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent
Richard W. Evans, Jr.	63	Chairman of the Board, Chief Executive Officer and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	1993	704,740	(4,8)	1.17%
Karen E. Jennings	59	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	7,303		0.01%
Richard M. Kleberg, III.	67	Investments	1992	41,628	(9)	0.07%

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership	Percent
Horace Wilkins, Jr.	59	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	5,603	0.01%

Directors Continuing in Office Term Expiring in 2011 (Class III):

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent
R. Denny Alexander	64	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	104,753	(6)	0.17%
Carlos Alvarez	59	Chairman, President and Chief Executive Officer of The Gambrinus Company	2001	313,203		0.52%
Royce S. Caldwell	71	Former Vice Chairman, AT&T Inc.	1994	10,003		0.02%
Ida Clement Steen	57	Investments	1996	11,503	(7)	0.02%

(1)	Beneficial ownership is stated as of December 31, 2009 except for Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Richard W. Evans, Jr., Mr. Patrick B. Frost, Ms. Karen E. Jennings and Ms. Ida Clement Steen which is stated as of March 2, 2010. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned also includes deferred stock units granted to each non-employee Director, with delivery of the underlying Cullen/Frost Common Stock deferred until that Director ceases to be a member of the Board of Directors. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 37.

(2)	Includes (a) 100,476 shares held by four trusts of which Mr. Edwards is the trustee and (b) 179,675 shares held in the Estate of Caswell O. Edwards, II, deceased, for which voting and investment power rests with the majority of four co-executors of the Estate.

(3)	Includes (a) 425 shares held by Mr. Escobedo’s wife, for which Mr. Escobedo disclaims beneficial ownership, and (b) 2,150 shares for which Mr. Escobedo shares voting and investment power with his wife.

(4)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Richard W. Evans, Jr. 48,614; and Mr. Patrick B. Frost 23,346.

(5)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(6)	Includes 76,550 shares held by a limited partnership of which Mr. Alexander is the general partner and 21,000 shares held by a charitable foundation for which Mr. Alexander disclaims beneficial ownership.

(7)	Includes 1,100 shares in four trusts for which Ms. Steen shares voting and investment power with her husband.

(8)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Evans is the sole manager.

(9)	Includes 8,400 shares held by a family partnership for which Mr. Kleberg has sole voting and sole investment power.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had five meetings in 2009. Each of Cullen/Frost’s current Directors attended 100% of the meetings of the Board and the Committees of the Board on which he or she served during 2009 with the exception of one Director who attended 80% of the meetings.

The Board of Directors has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2009, all thirteen Directors attended the Annual Meeting.

Committees of the Board

The Board of Directors has five Committees, each of which is described in the chart below.

Committee	Members	Primary Responsibilities	Meetings in 2009
Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell David J. Haemisegger Richard M. Kleberg, III	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	3

Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Executive	Richard W. Evans, Jr. (Chair) Royce S. Caldwell Patrick B. Frost	• Acts for the Board of Directors between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	4

Committee	Members	Primary Responsibilities	Meetings in 2009
Strategic Planning	Richard W. Evans, Jr. (Chair) R. Denny Alexander Carlos Alvarez Royce S. Caldwell	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	4

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. All of these charters are available at www.frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the company, both within the company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 28 years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit, Corporate Governance and Nominating Committee and Compensation and Benefits Committee are composed only of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Royce S. Caldwell, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is fully informed of all activities of the Board and all of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board and Board committee meeting and executive session, and facilitates communication between the non-management directors and the Chairman and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit Committee. Furthermore, the Board of Cullen/Frost also serves as the Board of Directors of Frost Bank, and as such receives regular reports on the operations of Frost Bank. The

Board of Frost Bank has additional committees with a majority of independent directors that review risks and approve policy exceptions in lending and trust services. Each standing committee has oversight responsibility for risks inherent within its area of oversight. The Audit Committee receives reports on, and reviews, the firm’s principal risk exposure, including financial reporting, credit, and liquidity risk. The Risk Committee of the Frost Bank Board receives reports on, and reviews, the firm’s credit and operational risk. Cullen/Frost management regularly discusses macro- and business-specific environmental factors with the Audit Committee and Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Corporation. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and Risk Committee receives written packages and detailed oral postings on various types of risk and other matters, which come from a combination of the Corporation’s CEO, CFO, and Chief Risk Officer/Chief Credit Officer at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. It is through these various channels that the Board seeks the information to oversee the firm’s risk management .

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost and that includes a diversity of viewpoints, background, experience and other demographics. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the committee will initially utilize the information it receives with the recommendation it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

Director Compensation

2009 Director Compensation Table

Name(5)	Fees Earned Or Paid in Cash(1) ($)	Stock Award(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Denny Alexander	49,000	29,965	—	—	—	—	78,965

Carlos Alvarez	56,000	29,965	—	—	—	—	85,965

Royce S. Caldwell	87,500	29,965	—	—	—	—	117,465

Crawford H. Edwards	64,000	29,965	—	—	—	—	93,965

Ruben M. Escobedo	70,500	29,965	—	—	—	—	100,465

David J. Haemisegger	53,000	29,965	—	—	—	—	82,965

Karen E. Jennings	60,000	29,965	—	—	—	—	89,965

Richard M. Kleberg, III	62,000	29,965	—	—	—	—	91,965

Robert S. McClane 4,6)	52,000	29,965	—	—	—	199,743	281,708

Ida Clement Steen	63,500	29,965	—	—	—	—	93,465

Horace Wilkins, Jr.	74,500	29,965	—	—	—	—	104,465

(1)	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving both on the boards of Cullen/Frost, and of Frost Bank.

(2)	Amounts shown represent the grant date fair value of Deferred Stock Units granted to the non-employee Directors during 2009. Each non-employee Director was granted 658 Deferred Stock Units in April 2009. The grant date fair value of each Deferred Stock Unit was $45.54. For the assumptions made in the valuation of these options, see Note 12, Employee Benefit Plans, in the notes to the consolidated financial statements included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	The following information indicates the aggregate number of option awards previously awarded and outstanding for the following Directors as of December 31, 2009: R. Denny Alexander—12,000; Carlos Alvarez—8,000; Royce S. Caldwell—8,000; Crawford H. Edwards—4,000; Ruben M. Escobedo—8,000; David J. Haemisegger—0; Karen E. Jennings—8,000; Richard M. Kleberg, III—12,000; Robert S. McClane—8,000; Ida Clement Steen—10,500; and Horace Wilkins, Jr.—4,000.

(4)	Amount shown as All Other Compensation represents annuity payments associated with retirement plan benefits and payments made under the accompanying restoration plan and the SERP. For a further description of these plans, see the Compensation Discussion and Analysis beginning on page 17.

(5)	Mr. Evans, Cullen/Frost’s Chief Executive Officer, is not included in this table because he is a Named Executive Officer of Cullen/Frost, and receives no compensation for his services as a Director. For further information on the compensation paid to Mr. Evans, as well as his holdings of stock awards and option awards, see the Summary Compensation Table on page 29 and the Grants of Plan-Based Awards Table on page 30.

(6)	The actuarial present value of Mr. Robert S. McClane’s pension benefit increased by $74,625 during 2009.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual retainer fee of $30,000 and $2,000 for each Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all non-employee Committee Chairs receive an annual retainer fee of $7,500. Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2007 Outside Directors Incentive Plan. In April 2009, each non-employee Director in office at that time received 658 deferred stock units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each deferred stock unit held. The deferred stock units were fully vested upon being awarded and will receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock. The deferred stock units had a grant date fair value of $45.54, which is equal to the closing price of Cullen/Frost’s Common Stock on the date of the grant.

In addition, the Board of Directors also serves as the Board of Directors for Frost Bank, a subsidiary of Cullen/Frost, and non-employee Directors receive fees for serving in this capacity. In particular, non-employee Directors receive $2,000 for each meeting of such Board attended and $1,000 for attending each meeting of a committee of such Board to which they have been appointed.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	Valero Energy Corporation

Director Qualifications

All members of our Board have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. Below is additional information about the qualifications of our Directors.

R. Denny Alexander	Director since 1998

During the past five years, Mr. Alexander’s principal occupation has been managing investments. Until 1998, he was the Chairman of Overton Bank & Trust and a Director of Overton Bancshares, Inc., a company which merged with Cullen/Frost. It is because of his experience in banking and investing, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alexander should continue serving on the Board.

Carlos Alvarez	Director since 2001

Since 1986, Mr. Alvarez has been the Chairman, President and Chief Executive Officer of the Gambrinus Company, a brewer and beer distributor in San Antonio, Texas. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alvarez should continue serving on the Board.

Royce S. Caldwell	Director since 1994

Until 2002, Mr. Caldwell was the Vice Chairman of AT&T, Inc. During his tenure with AT&T, he served as Chief Operating Officer and a Director, as well as Chairman and Chief Executive Officer of Ameritech, Pacific Bell Corp., Southern New England Corp., and Prodigy Corp. Mr. Caldwell also served as President and Chief Executive Officer of Southwestern Bell Corp. Until 2007, Mr. Caldwell was a Director of the Sabre Holdings Corporation, a travel marketing, distribution and technology company. It is because of his experience in business operations and management and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Caldwell should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Since 2005, Mr. Edwards has been the President of Cassco Land Co., Inc. and has been engaged in the investing in and managing of commercial real estate. It is because of his investing and real estate experience, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should be re-elected to the Board.

Ruben M. Escobedo	Director since 1996

Mr. Escobedo has been a certified public accountant for 47 years. He is a Senior Partner at Ruben Escobedo & Co., CPAs, and also a Director, Chairman of the Audit Committee, and a member of the Finance and Executive Committees at Valero Energy Corporation. It is because of his accounting experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Escobedo should be re-elected to the Board.

Richard W. Evans, Jr.	Director since 1993

Mr. Evans has been the Chairman of the Board and Chief Executive Officer and President of Cullen/Frost since 1997. Mr. Evans is also the Chairman of the Board and Chief Executive Officer of Frost Bank. He is a member of the Federal Advisory Council to the Board of Governors of the Federal Reserve System in Washington, D.C. and a former member of the Board of Directors of the Federal Reserve Bank of Dallas. It is because of his experience in banking and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Evans should be re-elected to the Board.

Patrick B. Frost	Director since 1997

Since 1993, Mr. Frost has been the President of Frost Bank. He is the Chairman of the Audit Committee of the University of Texas Health Science Center, Executive Committee Chairman of the Free Trade Alliance of San Antonio, and Chair of the University of Texas at San Antonio Business School Advisory Council. It is because of his experience in banking and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should be re-elected to the Board.

David J. Haemisegger	Director since 2008

Since 1995, Mr. Haemisegger has been the President of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. He is a member of the Board of Trustees and the Audit and Finance Committees at the Nasher Foundation and the Nasher Sculpture Center. Mr. Haemisegger is also a member of the Board of Trustees and the Finance and Executive Committees at the Hockaday School. In addition, Mr. Haemisegger is a member of the Board of Trustees and the Finance Committee at the Dallas Museum of Art and a former member of the Board of Directors and the Audit, Loan and Executive Committees of the NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should be re-elected to the Board.

Karen E. Jennings	Director since 2001

Until 2007, Ms. Jennings was the Senior Executive Vice President of Advertising and Corporate Communications of AT&T, Inc. During her tenure at AT&T, she also held the position of Senior Executive Vice President of Human Resources and Corporate Communications and President – Missouri of Southwestern Bell Telephone Company. It is because of her experience in business operations and management, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Jennings should be re-elected to the Board.

Richard M. Kleberg III	Director since 1992

During the past 30 years, Mr. Kleberg has been President and the Managing Partner of SFD Enterprises, LLC, a private investment partnership. He has over 30 years of experience in the banking business as a Director or part of an ownership group. He served on the Board and Audit Committee of the Abraxas Petroleum Corporation, a public company, for 16 years; as a Director and on various committees, including the Audit Committee, of Kleberg First National Bank for a period of approximately 18 years; as a Director and as a member of various committees, including the Investment/Finance and Compensation Committee of the King Ranch, Inc., for 14 years; and as a member of the Trinity University Board of Trustees and various committees, including the Finance Committee for over 25 years. In addition, he was a former commercial lending officer at Frost Bank for ten years. It is because of his experience in banking and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Kleberg should be re-elected to the Board.

Ida Clement Steen	Director since 1996

Ms. Steen has investment experience derived from managing personal holdings for the past 30 years. She has also served on the Committee of Finance and acted as special liaison to the Texas Growth Fund Board for the Board of Regents of the Texas A&M University System. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Steen should continue serving on the Board.

Horace Wilkins, Jr.	Director since 1997

Until 2000, Mr. Wilkins was the President of Special Markets at AT&T, Inc. and a Regional President of AT&T, Inc. He is as a member of the Board and Compensation and Benefits Committee of U.S. Sugar. It is because of his experience in business operations and management and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Wilkins should be re-elected to the Board.

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board of Directors, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, who compose 85% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Robert S. McClane, Ms. Ida Clement Steen and Mr. Horace Wilkins, Jr. Because Mr. Richard W. Evans, Jr. and Mr. Patrick B. Frost are executive officers of Cullen/Frost, they are not independent.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business, results of operations or financial condition of any person or entity related to such Director.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Chair of the Board’s Corporate Governance and Nominating Committee, who is currently Mr. Royce S. Caldwell, presides at the executive sessions.

Communications with Directors

The Board of Directors has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and with the presiding non-management Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board of Directors has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at www.frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be anonymous or confidential.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, retirement of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics to promote the highest legal and ethical business practices by Cullen/Frost. The Code applies to Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at www.frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The Compensation and Benefits Committee charter is posted on Cullen/Frost’s website at www.frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibility with respect to:

a)	establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

b)	overseeing the evaluation of Cullen/Frost’s executive management;

c)	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;

d)	making a recommendation to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

e)	discharging any duties or responsibilities imposed on the Committee by and of Cullen/Frost’s compensation or benefit plans;

f)	providing oversight of regulatory compliance with respect to compensation matters;

g)	reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation.

h)	preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

i)	preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    While the Committee approves the annual normal grant of stock options and restricted stock to officers, it delegates authority to the CEO to allocate a specified pool of stock options to address special needs as they arise.

Role of executive officers.    After consulting with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for other Cullen/Frost officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for the CEO to be ratified by the Board of Directors.

Role of compensation consultants.    Beginning in 2005, the Committee directly retained Hewitt Associates LLC (Hewitt) as its independent compensation consultant. The Committee informed Hewitt in writing that it expected Hewitt to advise it if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support, set expectations for Hewitt to be frank and upfront with the Committee at all times, and stated that Hewitt’s ongoing engagement would be determined by the Committee.

The role of the consultant is to serve the Company and work for the Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by Hewitt on the Committee’s behalf is described below:

•	Competitive market pay analyses as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired or needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Hewitt to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate the consultant, and the Committee evaluates the consultant annually.

Hewitt consultants attended both of the Committee meetings in 2009 and assisted the Committee with the market data and an assessment of executive compensation levels and program design, Board of Director compensation levels, CEO compensation, and support on various regulatory and technical issues.

During 2009, Hewitt provided Cullen/Frost with consulting services for both Executive Compensation and other additional services. Over the course of the year, Cullen/Frost paid fees to Hewitt as follows:

Executive Compensation	$69,178
Other Additional Services	$298,679

$367,857

While Hewitt was engaged by the Committee to perform Executive Compensation Consulting services, they were engaged by management to perform the other additional services. In the past, it has not been the practice of the Board or the Committee to approve services provided by Hewitt outside of the Executive Compensation Services. However, effective January 1, 2010, the Committee will begin reviewing on an annual basis any services provided by Hewitt to include both Executive Compensation services and other additional services.

Compensation and Benefits Committee Interlocks and Insider Participation

Some of the members of the Compensation and Benefits Committee, and some of these persons’ associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2009, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Cullen/Frosts Annual Report on Form 10-K for the year ended December 31, 2009.

Royce S. Caldwell, Committee Chairman

Ruben M. Escobedo

Karen E. Jennings

Compensation Discussion and Analysis

Introduction

This discussion is included to provide the material information necessary to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2009 performance:

Richard W. Evans, Jr.	Chairman of the Board, Chief Executive Officer, and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of The Frost National Bank

Phillip D. Green	Chief Financial Officer of Cullen/Frost; Chief Financial Officer of The Frost National Bank

David W. Beck, Jr.	President and Chief Business Banking Officer of The Frost National Bank

Richard Kardys	Group Executive Vice President and Executive Trust Officer of The Frost National Bank

Paul H. Bracher	President and Executive Officer of Statewide Functions of The Frost National Bank

Objectives of the Compensation Program

The Cullen/Frost Compensation Program is administered by the Compensation and Benefits Committee (“Committee”). The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions Made in 2009

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to target aggregate executive compensation at the 50th percentile of the external market (as described below). Actual compensation paid to executives reflects the

Company’s performance versus market and therefore may fall above or below the 50th percentile in a given year. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultant.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Evans and the head of Human Resources, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, it is the total package that should be competitive, and not necessarily the individual elements.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, grant date amounts and values are contemplated, particularly when establishing long-term incentive award grants. The Committee reviews a total compensation tally sheet for Mr. Evans annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Evans’s total compensation and accumulated wealth from the Company’s equity and retirement benefit plans.

In light of the extreme volatility in the U.S. financial markets in the last two years and the concern over executive compensation among financial institutions, the Committee has taken the additional measure of meeting annually with senior officers, including the principal risk officer, as well as the independent consultant, to discuss the risk profile of our total executive compensation program for Named Executive Officers. The Committee has determined that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter and longer term incentive pay (annual cash bonus and equity compensation), does not encourage taking excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, Cullen/Frost conducts annual benchmarking of base pay, annual incentive pay, and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by our external consultant, Hewitt Associates. The Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2009, market data was collected from public filings for the following 17 companies:

Associated Banc-Corp	First Horizon National Corp	Synovus Financial Corp
Bancorpsouth Inc	First Merit Corp	TCF Financial Corp
Bank of Hawaii Corp	Fulton Financial Corp	Valley National Bancorp
Cathay General Bancorp	Pacific Capital Bancorp	Webster Financial Corp
City National Bank	Susquehanna Bancshares Inc	Whitney Holding Corp
Commerce Bancshares	SVB Financial Group

The peer group was developed based on the following criteria:

•	Size – Companies with assets comparable to Cullen/Frost, where the Company would approximate the peer group median;

•	Industry – Companies in the commercial banking industry sector;

•	Locality – Commercial banks headquartered across the United States; and

•	Sample Size – A peer group with 15-20 companies.

Additionally, market data was collected by Hewitt from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive compensation at the 50th percentile of the external market. The Committee does not utilize any stated weighting of external market data with which to benchmark compensation levels of the Named Executive Officers. Instead, the Committee evaluates the market data prepared by Hewitt, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2009 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During their Fall 2009 meeting, the Committee elected not to increase the base pay level of Mr. Evans, or the other Named Executives for 2010. The Committee observed that:

•	the base pay of Mr. Evans was slightly above the 50th percentile of the external market;

•	the base pay of Mr. Green was in between the 50th and the 75th percentile of the external market; and

•	the base pay levels for the remaining Named Executive Officers approximated the 75th percentile of the external market.

The decision to keep base salaries at their current level for 2010 was heavily influenced by the comparison of pay levels to external market data, an understanding of the current economic environment, and the overall conservative nature of our company. Base pay levels can be seen in the Summary Compensation Table.

As discussed in the Compensation and Benefits Committee section, Mr. Evans makes recommendations to the Committee on the pay levels of his direct reports for the Committee’s review and approval. Mr. Evans does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for Mr. Evans to be ratified by the Board of Directors.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of financial targets both on the overall corporate level, applicable business segment level and the individual level and is paid in accordance with the quantitative and qualitative terms of the bonus plan for the Chief Executive Officer and the Management Bonus Plan, which covers the other Named Executive Officers. This award is paid in the form of a cash bonus.

The bonus plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

Bonus Plan for the Chief Executive Officer

Annually, during their first quarter meeting, the Committee establishes a target tied to net income for the Chief Executive Officer’s bonus, thereby directly relating the reward of the executive to the performance of Cullen/Frost. This measurement has historically been 0.8% of net income. After the close of the fiscal year, the Committee then exercises only downward discretion to arrive at a bonus payment amount to Mr. Evans. Traditionally, the Committee has not paid a bonus at the full 0.8% of fiscal year net income, but closer to 90% of his base salary earnings.

For 2009, the Committee again approved a target of 0.8% of fiscal year net income for Mr. Evans’s bonus. To determine the bonus payment amount, the Committee exercised downward discretion based on the following qualitative measures approved by the Committee.

Performance Measure	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy – based on the corporate culture – that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Performance Measure	Description

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board must ratify the bonus payment amount determined by the Committee for Mr. Evans.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic and interest rate environments are considered as well as analyst expectations. The budget must be ratified by the Board of Directors.

At the October 2009 meeting, the Committee reviewed the competitiveness of the Chief Executive Officer’s bonus payment. Based on the Company’s strong financial performance in 2008, Mr. Evans was awarded a bonus at target level for 2008 performance, paid in the first quarter of 2009. When comparing this to external market data, it should be noted that most of the peer institutions did not pay a bonus to their Chief Executive Officer in 2009 due to participation in the Troubled Asset Relief Program (TARP) and /or relatively weaker financial performance. Therefore, the Committee found that while the bonus payment paid to the Chief Executive Officer in 2009 for 2008 performance was above the external market, the target level appeared to be in line with target levels in the external market.

For 2009, Cullen/Frost’s financial performance was strong, but fell short of budgeted expectations. As a result, the Committee elected not to pay a bonus to Mr. Evans for 2009. The Committee’s decision was not reflective of any concerns over financial performance but rather indicative of the strong level of commitment we have to meeting our goals. This decision was ratified by the Board of Directors on January 28, 2010, and is reflected in the Summary Compensation Table.

For 2010, the Committee has again approved a target for Mr. Evans of 0.8% of fiscal year net income.

Bonus Plan for the Other Named Executive Officers

The remaining Named Executive Officers participate in the Management Bonus Plan. Annually, a bonus pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer in excess of target was 140% of target.

For 2009, Cullen/Frost established the following individual targets as a percentage of 2009 base salary earnings for the Named Executive Officers in the Management Bonus Plan:

Phillip D. Green	60%

David W. Beck, Jr.	50%

Richard Kardys	50%

Paul H. Bracher	50%

The individual targets are not formula driven. For all of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The bonus targets are based on external market data provided by Hewitt, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Bonus amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual bonus payment for the other Named Executive Officers, the Chief Executive Officer discusses these issues with Hewitt. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.

The primary criteria for bonus payments for the Named Executive Officers is summarized in the following table:

Executive	Criteria for Incentive Payment
Phillip D. Green	Measurement of financial performance vs. budgeted net income for Cullen/Frost and for the Bank

David W. Beck, Jr.	Measurement of financial performance vs. budgeted net income for Cullen/Frost and for the Bank

Richard Kardys	Measurement of financial performance vs. budgeted net income for Cullen/Frost and for the Bank, and achievement of budgeted goals for the assigned areas of principal responsibility (to include the Financial Management Group, Frost Investment Advisors and Frost Insurance Agency)

Paul H. Bracher	Measurement of financial performance vs. budgeted net income for Cullen/Frost, for the Bank, for Mr. Bracher’s assigned regions (to include the Houston, Dallas, and Fort Worth markets), and for the other assigned areas of principal responsibility (Correspondent Banking, Frost Capital, Public Finance)

As previously stated, Cullen/Frost’s actual performance fell short of budgeted expectations. Based on this fact, the Chief Executive Officer recommended to the Committee that no bonus payments be made for Mr. Green, Mr. Beck, Mr. Kardys or Mr. Bracher for 2009. As previously stated, the decision not to pay bonuses was not the result of any concerns over financial performance, but reflective of our strong commitment to meet our goals. The Committee approved this recommendation.

In October 2009, the Committee reviewed the competitiveness of each Named Executive’s incentive target level and determined that they are competitive. The Committee elected to maintain the existing target levels of the Named Executive Officers for 2010.

No specific weighting is targeted for annual incentive pay as a percentage of total compensation.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and to increase shareholder value. Cullen/Frost maintains the 2005 Omnibus Incentive Plan (“Plan”) which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation table, long-term incentives are awarded to the Named Executive Officers in the form of stock options and restricted stock. The size of the grant is determined by the Committee taking into account a variety of factors including grants from prior years, external market data, internal equity considerations, performance, overall share usage, shareholder dilution and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock, based on the estimated economic value of awards on the date of grant. The weighting between stock options and restricted stock allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Stock Options

Stock options are utilized to align management and shareholder interests and to reward executives with shareholder value creation. Stock options were granted at the fair market value of $50.64 on the date of grant, October 20, 2009. The options granted in 2009 vest 25% per year beginning on the first anniversary from the date of grant and have a life of ten years. The vesting schedule and life were strategically chosen to be competitive, enhance our retention efforts and help to manage shareholder dilution.

Restricted Stock

Shares of restricted stock are granted to the Named Executive Officers to create an immediate link to shareholder interests, enhance ownership opportunities and to maintain a stable executive team. The awards granted in 2009 vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice.

Stock Ownership Guidelines

Cullen/Frost does not currently maintain a formal policy for executive stock ownership requirements. The Committee believes that the use of restricted stock for the Named Executive Officers serves to reinforce stock ownership and aligns executive and shareholder interests.

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In 2009, the Committee reviewed the competitiveness of the long- term incentive program for the Named Executive Officers. External market data was heavily influenced by the unique economic environment. In reviewing peer data the committee observed:

•	The financial services industry experienced an estimated 40% – 50% decrease in grant date fair value of long-term incentive awards’ made in late 2008 and in 2009 versus prior year awards; and

•	Companies were often unable to close the gap created by significant stock price declines due to the effects on run rates and dilution levels.

These factors resulted in significant decreases in long-term incentive award values as reflected in peer group data. Because Cullen/Frost did not experience a significant reduction in grant date fair value of long-term incentives, the Committee strongly considered these external factors, along with internal factors such as equity, performance, share usage, dilution and cost to determine the 2009 long-term incentive grants.

In its review, the Committee observed that long-term incentive awards to all Named Executive Officers were above the 50th percentile of external market data due primarily to stock price declines of peer companies. The Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package overall. In 2009, the Committee, in its discretion and in consideration of the precipitous drop in grant values among other financial services companies, awarded a decreased number of shares of restricted stock and stock option awards to the Named Executive Officers as compared to the prior year. These awards resulted in approximately 17% less economic value to the Named Executive Officers compared to the prior year’s awards. The desired mix of half stock options and half restricted stock, based on the estimated economic value of the awards was maintained. The actual awards granted in 2009 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of new designated employees, as applicable. Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information. Our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation		All Employee Participation
401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.		✓		✓

Thrift Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers.	✓

Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓		✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers.	✓

Retirement Plan(1)	A qualified plan to provide for the welfare and future financial security of the employee.	✓		✓

Retirement Restoration Plan(1)	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers.	✓

SERP	A non-qualified plan to provide target retirement benefits for Mr. Evans and Mr. McClane, a former executive officer and current director.	✓

Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162(m), and to provide a vehicle for the deferment of nondeductible income.	✓

(1)	Plan was frozen on December 31, 2001.

For a detailed description of the above referenced benefit plans, see the narrative following the 2009 Pension Benefits Table.

See the All Other Compensation Table for details on benefits received by the Named Executive Officers.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and conveniences. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations—In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost.

Personal Financial Planning Services—To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide Personal Financial Planning Services with the cost to be underwritten by Cullen/Frost, subject to a cap.

Home Security Services—To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships—Club Memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft—Through a provider in the fractional aircraft industry, Cullen/Frost has acquired 200 hours per year of jet aircraft usage. These hours are used by Mr. Evans in connection with his extensive business travel requirements. This is provided to Mr. Evans to reduce travel time and related disruptions and to provide additional security, thereby increasing his availability, efficiency, and productivity. Mr. Evans has been authorized to use a portion of these hours for non-business purposes, which should generally not exceed 10% of the available hours annually. Mr. Evans did not use the jet aircraft for non-business purposes during 2009. Mr. Evans did, however, incur imputed income by allowing family members to accompany him on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance—Group Life Insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year not to exceed $1,250,000 for Mr. Evans, Mr. Green, Mr. Beck, and Mr. Kardys. The death benefit for Mr. Bracher is two times base salary earnings for the most recent year, not to exceed $1,250,000. In addition, an Executive Life Insurance Policy is maintained for Mr. Evans with a death benefit of $1,000,000. See the All Other Compensation Table for more details.

While we have paid tax reimbursements on certain perquisites in the past, as set forth in the All Other Compensation Table, effective January 1, 2009, the Committee decided to discontinue this practice. Therefore, Cullen/Frost did not pay any tax reimbursements on any executive perquisites in 2009 and will not pay any tax reimbursements going forward.

The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table.

Post-Termination Pay

Cullen/Frost has change-in-control agreements with all the Named Executive Officers as well as other key employees of the Company. The main purposes of these agreements are to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefits protection following a change-in-control that is comparable to the protections available from competing employers.

Under the agreements, Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys could receive severance payments of three times base salary and target bonus, and Mr. Bracher could receive severance payments of two times base salary and target bonus, if their position were terminated by Cullen/Frost within two years following a change-in-control, if the termination is for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change-in-control.

Change-in-control is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20% or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board of Directors; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers could receive severance payments if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys and for two years for Mr. Bracher following termination of employment without cause or for good reason, as well as a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments.

Upon a change-in-control, all stock options would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares.

Under the change-in-control agreements, a change-in-control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation.

For detailed estimated payments upon a change-in-control, please see the Change-in-Control Payments Table.

There are no other severance policies or employment contracts in place for the Named Executive Officers. If any of the Named Executive Officers were to have their employment with Cullen/Frost severed, the Committee would make any post-termination pay determinations based on the individual situation(s).

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), includes all the Named Executive Officers (other than our Chief Financial Officer), unless the compensation is “performance based”.

In order to preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan allows the Committee, in its discretion, to defer cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. Currently, Mr. Evans is the only “covered employee” participating in the plan.

For 2009, non-deductible compensation for Mr. Evans totaled approximately $1 million and resulted primarily from compensation related to the vesting of restricted stock granted in 2005. As the only cash component of Mr. Evans’ compensation subject to 162(m) is his base salary, the Committee did not in its discretion defer any of Mr. Evans’ 2009 compensation.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement Cullen/Frost would recover any awards as required by applicable law.

Conclusion

We believe the 2009 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2009 Compensation

Summary Compensation Table

The Table below gives information on compensation for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”).

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Richard W. Evans, Jr.	2009	800,000	—	1,130,285	920,410	—	568,482	269,991	3,689,168
Chairman and CEO,	2008	770,000	—	1,311,000	1,168,000	539,000	—	311,438	4,099,438
Cullen/Frost	2007	750,000	—	1,221,250	956,000	367,500	30,122	241,464	3,566,336

Phillip D. Green	2009	425,000	—	276,494	225,229	—	142,253	98,796	1,167,772
Chief Financial Officer,	2008	412,000	—	314,640	292,000	206,000	12,584	105,952	1,343,176
Cullen/Frost	2007	400,000	140,000	283,330	239,000	—	—	99,510	1,161,840

David W. Beck, Jr.	2009	375,000	—	226,361	184,494	—	166,984	104,996	1,057,835
Chief Business Banking Officer, Frost Bank, a Cullen/Frost subsidiary	2008	362,000	—	277,932	219,000	162,900	27,753	110,640	1,160,225
	2007	350,000	110,250	258,905	179,250	—	—	109,779	1,008,184

Richard Kardys	2009	375,000	—	207,624	168,961	—	150,143	108,489	1,010,217
Group Executive Vice President, Financial Management Group, Frost Bank, a Cullen/Frost subsidiary	2008 2007	362,000 350,000	— 110,250	235,980 219,825	219,000 179,250	162,900 —	40,133 —	112,565 106,917	1,132,578 966,242

Paul H. Bracher	2009	375,000	—	182,304	148,356	—	85,475	85,397	876,532
President and Executive Officer of Statewide Functions, Frost Bank, a Cullen/Frost subsidiary	2008 2007	362,000 350,000	— 98,000	209,760 170,975	189,800 155,350	144,800 —	— —	82,888 78,798	989,248 853,123

1.	Amounts shown represent the grant date fair value of stock options and restricted stock granted during 2009. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards. For ease of comparison, the 2007 and 2008 amounts in the Stock Awards and Option Awards columns have been restated to also reflect grant date fair value. See note 13 to the Consolidated Financial Statement in Cullen/Frost’s Annual Report on Form 10-K for the years ended December 31, 2007 and December 31, 2008 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards.

2.	Amounts shown represent the combined change in value for both the Retirement Plan and the accompanying Retirement Restoration Plan. The actuarial present value of Mr. Evans’s SERP benefit decreased by $107,973 during 2009, and is therefore not included in the figure shown above. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

3.	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2009 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1) ($)	Thrift Plan Match(2) ($)	Group Term Life ($)	Executive Life Insurance(3) ($)	401(k) Match ($)	Profit Sharing Contri- bution(4) ($)	Total ($)

Richard W. Evans, Jr.	2009	22,862	33,300	9,504	19,000	14,700	170,625	269,991

Phillip D. Green	2009	8,577	10,800	3,999	—	14,700	60,720	98,796

David W. Beck, Jr.	2009	6,885	7,800	4,773	—	14,700	70,838	104,996

Richard Kardys	2009	9,607	7,800	5,544	—	14,700	70,838	108,489

Paul H. Bracher	2009	10,503	7,800	1,794	—	14,700	50,600	85,397

(1)	Amounts shown include the following perquisites as applicable: Personal Financial Planning Services, Physical Examinations, Home Security Services, Aircraft Usage and Club Memberships. Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level (SIFL).

(2)	Cullen/Frost contributions to the Thrift Incentive Plan.

(3)	Represents $1,000,000 Executive Life Insurance Policy on Mr. Evans.

(4)	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan.

Contributions for 2009 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made March 12, 2009 and were based on 2008 earnings.

Grants of Plan-Based Awards

The following tables provide information concerning each grant of an award made to a Named Executive Officer in 2009 under the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan:

2009 Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Richard W. Evans, Jr.	10/20/2009	22,320	58,070	50.64	2,050,695

Phillip D. Green	10/20/2009	5,460	14,210	50.64	501,723

David W. Beck, Jr.	10/20/2009	4,470	11,640	50.64	410,855

Richard Kardys	10/20/2009	4,100	10,660	50.64	376,585

Paul H. Bracher	10/20/2009	3,600	9,360	50.64	330,660

(1)	Amounts shown represent the grant date fair value of restricted stock awards granted on October 20, 2009, which are fully vested on the fourth anniversary of their grant date. Dividends are paid on awards of restricted stock at the same rate paid to all other stock-holders generally, which was $0.42 per share in the first quarter of 2009 and $0.43 per share in the second, third and fourth quarters of 2009.

(2)	Amounts shown represent the grant date fair value of stock option awards granted on October 20, 2009 at the closing price that day of $50.64. These options vest 25% per year beginning on the first anniversary of their grant date. The grant date fair value of stock options awarded to the Named Executive Officers in 2009 was $15.85 per share. See note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the associated assumptions used in the valuation of stock option awards.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of the officers named in the Summary Compensation Table in 2009 as of December 31, 2009:

2009 Outstanding Equity Awards at Fiscal Year-End Table

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard W. Evans, Jr.	10/19/2005	55,000	—	—	50.01	10/19/15	—		—	—
	10/24/2006	41,250	13,750	—	57.88	10/24/16	20,000	1,000,000	—	—
	10/22/2007	40,000	40,000	—	48.85	10/22/17	25,000	1,250,000	—	—
	10/21/2008	20,000	60,000	—	52.44	10/21/18	25,000	1,250,000	—	—
	10/20/2009	—	58,070		50.64	10/20/19	22,320	1,116,000	—	—

							92,320	4,616,000

Phillip D. Green	10/12/2004	9,300	—	—	47.40	10/12/10	—	—	—	—
	10/19/2005	13,500	—	—	50.01	10/19/15	—	—	—	—
	10/24/2006	10,125	3,375	—	57.88	10/24/16	5,000	250,000	—	—
	10/22/2007	10,000	10,000	—	48.85	10/22/17	5,800	290,000	—	—
	10/21/2008	5,000	15,000	—	52.44	10/21/18	6,000	300,000	—	—
	10/20/2009	—	14,210	—	50.64	10/20/19	5,460	273,000	—	—

							22,260	1,113,000

David W. Beck, Jr.	10/12/2004	8,400	—	—	47.40	10/12/10	—	—	—	—
	10/19/2005	12,300	—	—	50.01	10/19/15	—	—	—	—
	10/24/2006	9,225	3,075	—	57.88	10/24/16	4,600	230,000	—	—
	10/22/2007	7,500	7,500	—	48.85	10/22/17	5,300	265,000	—	—
	10/21/2008	3,750	11,250	—	52.44	10/21/18	5,300	265,000	—	—
	10/20/2009	—	11,640		50.64	10/20/19	4,470	223,500	—	—

							19,670	983,500

Richard Kardys	10/12/2004	7,500	—	—	47.40	10/12/10	—	—	—	—
	10/19/2005	10,500	—	—	50.01	10/19/15	—	—	—	—
	10/24/2006	7,875	2,625	—	57.88	10/24/16	3,900	195,000	—	—
	10/22/2007	7,500	7,500	—	48.85	10/22/17	4,500	225,000	—	—
	10/21/2008	3,750	11,250	—	52.44	10/21/18	4,500	225,000	—	—
	10/20/2009	—	10,660	—	50.64	10/20/19	4,100	205,000	—	—

							17,000	850,000

Paul H. Bracher	10/12/2004	5,500	—	—	47.40	10/12/10	—	—	—	—
	10/19/2005	8,200	—	—	50.01	10/19/15	—	—	—	—
	10/24/2006	6,150	2,050	—	57.88	10/24/16	3,000	150,000	—	—
	10/22/2007	6,500	6,500	—	48.85	10/22/17	3,500	175,000	—	—
	10/21/2008	3,250	9,750	—	52.44	10/21/18	4,000	200,000	—	—
	10/20/2009	—	9,360	—	50.64	10/20/19	3,600	180,000	—	—

							14,100	705,000

(1)	Options granted prior to 2005 vest 100% at the three (3) year anniversary of their grant date. All other options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting		Vesting Date
10/12/2004	100%		10/12/2007
10/19/2005	25 25 25 25	% % % %	10/19/2006 10/19/2007 10/19/2008 10/19/2009
10/24/2006	25 25 25 25	% % % %	10/24/2007 10/24/2008 10/24/2009 10/24/2010
10/22/2007	25 25 25 25	% % % %	10/22/2008 10/22/2009 10/22/2010 10/22/2011
10/21/2008	25 25 25 25	% % % %	10/21/2009 10/21/2010 10/21/2011 10/21/2012
10/20/2009	25 25 25 25	% % % %	10/20/2010 10/20/2011 10/20/2012 10/20/2013
(2)	All restricted stock awards fully vest on the fourth anniversary of their grant date.

Option Exercises and Stock Vested

The following table sets forth the value realized by each of the officers named in the Summary Compensation Table in 2009 as a result of the exercise of options and the vesting of stock in 2009:

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Richard W. Evans, Jr.	65,400	443,826	20,000	1,014,000

Phillip D. Green	9,300	73,942	5,000	253,500

David W. Beck, Jr.	8,400	100,864	4,600	233,220

Richard Kardys	7,500	97,175	3,900	197,730

Paul H. Bracher	—	—	3,000	152,100

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

The Named Executive Officers did not transfer any awards for value.

Post-Employment Benefits

Pension Benefits

The following table details the defined benefit plans in which each of the officers named in the Summary Compensation Table in 2009 participates:

2009 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service(2) (#)	Present Value of Accumulated Benefits(3) ($)	Payments During Last Fiscal Year ($)
Richard W. Evans, Jr.	Retirement Plan for Employees of Cullen/Frost	30.8334	790,163	0
Phillip D. Green	Bankers, Inc. and its Affiliates (as amended and	21.4167	334,833	0
David W. Beck, Jr.	restated(1)(4)	25.5833	602,296	0
Richard Kardys		24.8334	658,593	0
Paul H. Bracher		20.3334	281,456	0

Richard W. Evans, Jr.	Restoration of Retirement Income Plan for	30.8334	3,666,195	0
Phillip D. Green	Participants in the Retirement Plan for Employees	21.4167	457,397	0
David W. Beck, Jr.	of Cullen/Frost Bankers, Inc. and its Affiliates	25.5833	501,020	0
Richard Kardys	(as amended & restated)(1)(4)	24.8334	533,484	0
Paul H. Bracher		20.3334	164,165	0

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive	38.7500	1,451,489	0
	Retirement Plan(4)

(1)	This plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

(2)	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer are also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)	See Note 12 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report for the year ended December 31, 2009 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)	Under the terms of the Retirement Plan, Mr. Evans, Mr. Green, Mr. Beck, and Mr. Kardys are eligible for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit sharing plan that replaced its defined benefit plan. The profit sharing plan is a tax-qualified defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants pro rata, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus percentage adjustments for certain age levels. In addition, for those employees who attained the age of 45 prior to January 1, 2002 and who were participants in the now frozen Retirement Plan, an additional contribution, subject to IRS limits, is made based on age and years of service. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. There were no distributions made during 2009 to the Named Executive Officers from the Profit Sharing Plan.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees whose participation in the tax-qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. There were no distributions made during 2009 to the Named Executive Officers from the Profit Sharing Restoration Plan.

Retirement Plan

The tax-qualified Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those named employees whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintains a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percentage of annual cash compensation, defined as base salary earnings plus bonus earnings, beginning at age 55 for Mr. Evans. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits will also be reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement.

401(k) Plan

Cullen/Frost maintains a 401(k) plan that permits each participant to make before or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) Plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive plan for certain employees whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to help preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next three highest paid executive officers, other than the Chief Financial Officer, of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans is the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Non-equity Incentive Plan are excluded from the provisions of Section 162(m). Therefore, during 2009, there were no deferrals made on Mr. Evans’s behalf. Details regarding Mr. Evans’s participation in the plan are set forth in the following table:

2009 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard W. Evans, Jr.	—	—	13,579	—	425,217
Phillip D. Green	—	—	—	—	—
David W. Beck, Jr.	—	—	—	—	—
Richard Kardys	—	—	—	—	—
Paul H. Bracher	—	—	—	—	—

Potential Payments on Termination

Under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target bonus plus a prorated bonus payment if his position were terminated by Cullen/Frost within two years following a change-in-control. Multiples are shown below:

Richard W. Evans, Jr.	Three Times
Phillip D. Green	Three Times
David W. Beck, Jr.	Three Times
Richard Kardys	Three Times
Paul H. Bracher	Two Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for three years, and two years in the case of Mr. Bracher, as discussed previously in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409(A) of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The existing agreements also provide for a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments and benefits and any accelerated vesting of equity-based awards in connection with a change-in-control. As shown in the table below, as of December 31, 2009, there would have been no excise tax or related tax gross-up payment made had there been a change-in-control.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock awards will not accelerate upon termination other than in the event of a change-in-control.

For calculation purposes the change-in-control and termination of employment are assumed to have occurred on December 31, 2009, the last business day of the year. The closing price of the stock on December 31, 2009 of $50.00 was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock.

Change in Control Payments

2009 Change-In-Control Payments Table

Name	Cash Severance ($)(1)	Prorata Bonus Payment ($)(2)	Unvested Stock Option Spread ($)(3)	Unvested Restricted Stock ($)(4)	Welfare Benefit Values ($)(5)	Excise Tax(6)	Total ($)
Richard W. Evans, Jr.	4,560,000	720,000	46,000	4,616,000	29,184	—	9,971,184
Phillip D. Green	2,040,000	255,000	11,500	1,113,000	23,967	—	3,443,467
David W. Beck, Jr.	1,687,500	187,500	8,624	983,500	23,757		2,890,881
Richard Kardys	1,687,500	187,500	8,624	850,000	19,226	—	2,752,850
Paul H. Bracher	1,125,000	187,500	7,476	705,000	18,357	—	2,043,333

(1)	The amounts shown above as cash severance represent the base salary and target bonus for each Named Executive Officer as of December 31, 2009, multiplied by three for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys, and multiplied by two for Mr. Bracher.

(2)	The amounts shown above represent the pro-rata bonus payment as of December 31, 2009, which would be a full year at the stated target.

(3)	The amounts shown above represent the difference between the grant price and the closing market price on December 31, 2009 of $50.00 on the unvested shares of stock options granted as of December 31, 2009.

(4)	The amounts shown above represent the value of all unvested restricted shares as of December 31, 2009 using the closing market price on December 31, 2009 of $50.00.

(5)	The amounts shown above represent the present value of the portion of welfare benefits paid by Cullen/Frost for Mr. Evans, Mr. Green, Mr. Beck, and Mr. Kardys over a three-year period, and for Mr. Bracher over a two-year period.

(6)	Based on the assumptions described above, none of the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the Internal Revenue Code Section 280G safe harbor limit. As a result, the payments and benefits described above would not have been subject to an excise tax under Internal Revenue Code Section 4999. Accordingly, no excise tax gross-up payments would have been payable under the change-in-control agreements.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the named executive officers and by all Directors, nominees, and named executive officers of Cullen/Frost as a group:

	Shares Owned (1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Richard W. Evans, Jr.	704,740	(3)	1.17%
Phillip D. Green	136,333	(4)	0.23%
David W. Beck, Jr.	61,163		0.10%
Richard Kardys.	182,226		0.30%
Paul H. Bracher	121,835	(5)	0.20%
All Directors, nominees and executive officers as a Group (21 persons).	3,290,338	(6)	5.48%

(1)	Beneficial ownership is stated as of December 31, 2009 except for Mr. Richard W. Evans, Jr. and Mr. Phillip D. Green which is stated as of March 2, 2010. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2009: Mr. David W. Beck, Jr. 41,175; Mr. Paul H. Bracher 29,600; Mr. Richard W. Evans, Jr. 156,250; Mr. Phillip D. Green 38,625; Mr. Richard Kardys 37,125, and all Directors, nominees and executive officers as a group 510,165.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. David W. Beck, Jr. .30; Mr. Paul H. Bracher 25,285; Mr. Richard W. Evans, Jr. 48,614; Mr. Phillip D. Green 28,877, and Mr. Richard Kardys 29,232.

(3)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(4)	Includes 27,635 shares pledged by Mr. Green and 1,100 shares held by Mr. Green’s wife.

(5)	Includes 425 shares held by Mr. Bracher’s son.

(6)	Includes 79,800 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 155,354 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

PRINCIPAL SHAREHOLDERS

At December 31, 2009, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority				Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None

Cullen/Frost Bankers, Inc. P. O. Box 1600 San Antonio, Texas 78296	419,237	-0-	(2)	1,518,746	365,266	48,878	1,523,839	(2)	5,308,453	(1)	8.8%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	3,601,437	-0-		-0-	3,601,437	-0-	-0-		3,601,437	(3)	6.01%

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of various of its nominees are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,370,470 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

(3)	Based upon information in Schedule 13G filed on January 29, 2010, reporting ownership as of December 31, 2009.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Some of the Directors and executive officers of Cullen/Frost, and some of these persons’ associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2009, transactions between these persons and such subsidiaries have occurred, including borrowings. In addition, the offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 South Hulen Partners, L.P. a Texas limited partnership, of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.3% interest and is the managing general partner. During 2009, lease payments of $826,999 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 South Hulen Partners, L.P. Also, the offices of the North Hulen Motor Bank of Frost Bank in Forth Worth, Texas are leased on a long-term basis from Edwards Geren Limited, a Texas limited partnership, of which Mr. Crawford H. Edwards, a Director of Cullen/Frost, is a limited partner with a 0.2% interest. During 2009, lease payments of $31,517 were made by Frost Bank to Edwards Geren Limited. In the opinion of management, all of the foregoing transactions, including borrowings, have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee, at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Cullen/Frost to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•

whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairperson of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS (Item 2 On Proxy Card)

The Board of Directors recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees paid by Cullen/Frost to Ernst & Young LLP.

Fees Paid To Independent Auditors

	2009	2008
Audit Fees(1)	$800,300.00	$786,932.00
Audit-Related Fees(2)	$136,635.00	$531,310.00
Tax Fees(3)	$14,250.00	$50,100.00
All Other Fees	$0.00	$0.00

Total Fees	$951,185.00	$1,368,342.00

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans, internal control reviews of Trust Department employee benefit operations, and consultation concerning financial accounting and reporting standards. The Trust Department collective investment funds were converted to mutual funds during 2008. Audit-related fees for 2008 included $417,010 for audits of the financial statements. Fees and services for the mutual funds were approved by the Audit Committee of the funds in 2009.

(3)	Tax fees are fees for review of the tax return, preparation of the Form 5500 for the employee retirement plan, and consultation and technical advice on tax matters. The Trust Department collective investment funds were converted to mutual funds during 2008. Tax fees for 2008 included $28,850 for the Form 5500 for the Trust Department collective investment funds. Fees and services for the mutual funds were approved by the Audit Committee of the funds in 2009.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP an appropriate question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of Cullen/Frost’s financial statements, (ii) Cullen/Frost’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at www.frostbank.com or in print by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2009. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Cullen/Frost’s financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communications With Those Charged With Governance, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman

Royce S. Caldwell

David J. Haemisegger

Richard M. Kleberg, III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2009.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2011 Annual Meeting of Shareholders (currently scheduled to be held on April 28, 2011), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 22, 2010. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2011 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 28, 2011 meeting, the date on which the 2011 Annual Meeting is currently scheduled, notice is required no earlier than January 28, 2011 and no later than February 28, 2011). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2011 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STAN McCORMICK

Executive Vice President

Corporate Counsel and Secretary

Dated: March 19, 2010

A copy of Cullen/Frost’s 2009 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee, by writing to the same address. In addition, copies are available on Cullen/Frost’s website at www.frostbank.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
Cullen/Frost Bankers, Inc.	http://www.proxyvoting.com/cfr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

68472

▼  FOLD AND DETACH HERE  ▼

Management recommends a vote FOR Proposals 1 and 2.	Please mark your votes as indicated in this example	☒

1.	Election of Directors:
			FOR all nominees listed to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees: Class I:	Class II:	☐	☐	☐	2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2010.	☐	☐	☐
	01 Crawford H. Edwards	05 Richard W. Evans, Jr.
	02 Ruben M. Escobedo	06 Karen E. Jennings
	03 Patrick B. Frost	07 Richard M. Kleberg, III
	04 David J. Haemisegger	08 Horace Wilkins Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions						PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY. RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

You can now access your Cullen/Frost Bankers, Inc. account online.

Access your Cullen/Frost Bankers, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Cullen/Frost Bankers, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

▼  FOLD AND DETACH HERE  ▼

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING

OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 29, 2010 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
Cullen/Frost Bankers, Inc.	http://www.proxyvoting.com/cfr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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Management recommends a vote FOR Proposals 1 and 2.	Please mark your votes as indicated in this example	☒

1.	Election of Directors:
			FOR all nominees listed to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees: Class I:	Class II:	☐	☐	☐	2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2010.	☐	☐	☐
	01 Crawford H. Edwards	05 Richard W. Evans, Jr.
	02 Ruben M. Escobedo	06 Karen E. Jennings
	03 Patrick B. Frost	07 Richard M. Kleberg, III
	04 David J. Haemisegger	08 Horace Wilkins Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions						PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY. RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

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PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING

OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 29, 2010 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

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